                                                                   EXHIBIT 12.4

                              THE LOEWEN GROUP INC.
  COMPUTATION OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DIVIDENDS RATIO
                                   U.S. GAAP

                                         FOR THE YEAR ENDED DECEMBER 31,
                         ---------------------------------------------------------------
                           1996          1995          1994          1993         1992
                         --------      --------      --------      --------     --------
                                  (IN THOUSANDS OF U.S. DOLLARS, EXCEPT RATIOS)
Earnings (loss) before
 income taxes.........   $ 89,144     $(125,539)     $ 57,877      $ 44,374     $ 33,964
                         --------      --------      --------      --------     --------
Fixed charges included
 in earnings (loss)
 before income taxes:
  Interest on long-term
   debt...............     88,932        50,913        34,203        22,337       20,874
 Amortization of
  deferred finance
  costs...............      4,171         1,512         1,139           852          634
 Dividends on preferred
  securities of
  subsidiary..........      7,088         7,088         2,678            --           --
                         --------     ---------      --------      --------     --------
                          100,191        59,513        38,020        23,189       21,508
                         --------     ---------      --------      --------     --------
Earnings (loss).......   $189,335     $ (66,026)     $ 95,897      $ 67,563     $ 55,472
                         ========     =========      ========      ========     ========

Fixed charges:
 Fixed charges included
  in earnings before
  income taxes........   $100,191     $  59,813      $ 38,020      $ 23,189     $ 21,508
 Capitalized interest.      2,092         2,722         1,128           120           --
                         --------     ---------      --------      --------      -------
Total fixed charges...   $102,283     $  62,235      $ 39,148      $ 23,309     $ 21,508
                         ========     =========      ========      ========     ========

Preferred share
 dividends

 Dividends on First
  Preferred Shares,
  Series C (1).......    $  8,874            --            --            --           --
                         ========     =========      ========      ========     ========

Ratio of earnings to
 fixed charges and
 preferred share
 dividends............       1.7x            --            --            --           --
                         ========     =========      ========      ========     ========

--------
(1) The Company did not pay any preferred share dividends from 1992-1995.